United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: August 7, 2019
(Date of Earliest Event Reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On August 7, 2019, Realty Income Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein. The Credit Agreement amends and restates, in its entirety, that certain Amended and Restated Credit Agreement (the “Prior Credit Agreement”), dated as of October 24, 2018, among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

The Credit Agreement amends and restates the Prior Credit Agreement in order to divide the Company’s $3.0 billion revolving credit facility into two multicurrency revolving facility tranches (collectively, the “Revolving Credit Facility”). The Revolving Credit Facility permits the Company to borrow in up to six currencies (including U.S. Dollars) under the $2.7 billion tranche and in up to 14 currencies (including U.S. Dollars) under the $300.0 million tranche.

Consistent with the Prior Credit Agreement, the Revolving Credit Facility matures on March 24, 2023, unless extended as set forth in the Credit Agreement. Borrowings under the Revolving Credit Facility bear interest at LIBOR, the Base Rate or Foreign Currency Rate, each as defined in the Credit Agreement, as applicable, plus an Applicable Margin, as defined in the Credit Agreement, based on the Company’s credit ratings. The current Applicable Margin for the Revolving Credit Facility equals 0.775% per annum for LIBOR loans and Foreign Currency Rate Loans, as defined in the Credit Agreement, based on the Company’s current investment grade credit ratings. An applicable commitment fee is payable on the amount of the Revolving Commitments, as defined in the Credit Agreement, based on the Company’s credit ratings. The current applicable commitment fee for the Revolving Credit Facility equals 0.125% per annum based on the Company’s current investment grade credit ratings. The Credit Agreement also permits the Company to request that the Tranche 1 Revolving Lenders, as defined in the Credit Agreement, make Tranche 1 Revolving Loans, as defined in the Credit Agreement, in the form of Bid Rate Loans as further described in the Credit Agreement, in lieu of making LIBOR loans, Foreign Currency Rate Loans or Base Rate loans, as defined in the Credit Agreement.

Also consistent with the Prior Credit Agreement, borrowings under the existing $250.0 million senior unsecured term loan maturing June 30, 2020 currently bear interest at LIBOR, plus 0.90%, and borrowings under the $250.0 million senior unsecured term loan maturing March 24, 2024 currently bear interest at LIBOR, plus 0.85%, in each case, based on the Company’s current investment grade credit ratings.

As set forth in the copy of the Credit Agreement filed as Exhibit 10.1 hereto, the Credit Agreement contains customary and other affirmative covenants, including financial reporting requirements, negative covenants, including maintenance of certain financial requirements, and other customary events of default.

The foregoing description of the Credit Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Credit Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Second Amended and Restated Credit Agreement among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2019	REALTY INCOME CORPORATION

	By:	/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary